Exhibit 99.2

FTD Companies, Inc. Announces Executive Leadership Changes

Christopher W. Shean Appointed Interim President and Chief Executive Officer

DOWNERS GROVE, Ill., Nov. 04, 2016 (GLOBE NEWSWIRE) -- FTD Companies, Inc. (Nasdaq:FTD) (“FTD” or the “Company”), a premier floral and gifting company, today announced that Christopher W. Shean, one of the Company’s directors, has been appointed interim President and Chief  Executive Officer, effective immediately. Mr. Shean succeeds Robert S. Apatoff, who has stepped down from these positions and from FTD’s board of directors. Mr. Apatoff will continue in a transitional advisory role to the Company through December 31, 2016.

In conjunction with this leadership change, the Company has also created an Office of the Chief Executive Officer comprised of Becky A. Sheehan, Executive Vice President and Chief Financial Officer, Helen Quinn, Executive Vice President, U.S. Consumer Floral, and Scott D. Levin, Executive Vice President, General Counsel and Secretary, all of whom will report directly to Mr. Shean. The Board will conduct a formal executive search for the position of Chief Executive Officer.

“FTD is poised for future success and we have tremendous confidence in the leadership team to execute on our strategic growth initiatives which we believe will enhance value for our stockholders,” said Robert Berglass, Chairman of FTD’s Board of Directors. “On behalf of our employees and the Board, we would like to thank Rob for his commitment to FTD and numerous contributions over the last eight years, particularly through the spin-off from United Online and the acquisition of Provide Commerce. We wish him well in his future endeavors.”

Mr. Berglass continued, “Chris is a strong executive and proven leader with significant e-commerce industry experience. He has the Board’s full support to lead the Company as we transition into our next phase of growth.”

“I believe that FTD has tremendous opportunities to aggressively pursue growth initiatives,” commented Mr. Shean. “We have a talented management team, world class brands, and now that we have nearly finalized the integration of Provide Commerce, we have a strong foundation from which to build.”

Mr. Shean has served as one of FTD’s directors since December 2014. Mr. Shean is Chief Executive Officer of Liberty Expedia Holdings. Mr. Shean has been a Senior Advisor of Liberty Interactive Corporation (“LIC”) and Liberty Media Corporation (together with LIC, “Liberty”), since October 2016. Prior to this, he served as Liberty’s Chief Financial Officer from November 2011. Prior to being named the Chief Financial Officer Mr. Shean served as Liberty’s Controller for eleven years. Prior to joining Liberty, Mr. Shean was an audit partner with KPMG focusing mainly on clients operating in the media and entertainment industry. Mr. Shean serves on the board of directors of Expedia, Inc. and the Atlanta Braves. From February 2013 to December 2015, Mr. Shean served on the board of directors of TripAdvisor, Inc. Mr. Shean also serves on the advisory committee for the Pamplin School of Business at Virginia Tech. Mr. Shean received a Bachelor of Science degree in accounting from Virginia Tech in 1987.

FTD will report results for the third quarter ended September 30, 2016 on Monday, November 7, 2016 after market close. The Company will host a conference call to discuss these results with additional comments and details provided at that time. Participating on the call will be Christopher W. Shean, interim President and Chief Executive Officer, and Becky A. Sheehan, Executive Vice President and Chief Financial Officer.

The conference call is scheduled to begin at 5:00 p.m. ET on Monday, November 7, 2016. Live audio of the call will be webcast and archived on the investor relations section of the Company’s website at http://www.ftdcompanies.com. In addition, you may dial 877-407-0784 to listen to the live broadcast.

A telephonic playback and archived webcast will be available from November 7, 2016, through November 21, 2016. Participants can dial 877-870-5176 to hear the playback. The passcode is 13647858.

Exhibit 99.2

About FTD Companies, Inc.

FTD Companies, Inc. is a premier floral and gifting company. Through our diversified family of brands, we provide floral, specialty foods, gifts and related products to consumers primarily in the United States, Canada, the United Kingdom and the Republic of Ireland. We also provide floral products and services to retail florists and other retail locations throughout these same geographies. FTD has been delivering flowers since 1910 and the highly-recognized FTD® and Interflora® brands are supported by the iconic Mercury Man logo®, which is displayed in approximately 40,000 floral shops in nearly 150 countries. In addition to FTD and Interflora, our diversified portfolio of brands includes the following trademarks: ProFlowers®, ProPlants®, Shari’s Berries®, Personal Creations®, RedEnvelope®, Flying Flowers®, Flowers Direct™, Ink Cards™, Postagram™ and Gifts.com™. FTD Companies, Inc. is headquartered in Downers Grove, Ill. For more information, please visit www.ftdcompanies.com.

Cautionary Information Regarding Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about the Company’s strategies and future financial performance; statements regarding expected synergies and benefits of the Company’s acquisition of Provide Commerce; expectations about future business plans, prospective performance and opportunities, including potential acquisitions; revenues; segment metrics; operating expenses; market trends, including those in the markets in which the Company competes; liquidity; cash flows and uses of cash; capital expenditures; depreciation and amortization; tax payments; foreign currency exchange rates; hedging arrangements; the Company’s ability to repay indebtedness and invest in initiatives; the Company’s products and services; pricing; marketing plans; competition; settlement of legal matters; and the impact of accounting changes and other pronouncements. Potential factors that could affect these forward-looking statements include, among others, the factors disclosed in the Company’s most recent Annual Report on Form 10-K and the Company’s other filings with the Securities and Exchange Commission (www.sec.gov), including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, we undertake no obligation to publicly release the results of any revision or update to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact

Jandy Tomy
630-724-6984
ir@ftdi.com